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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                           SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING

                                  (Check One):
                                                             CUSIP NUMBER

[X]FORM 10-K AND FORM 10-KSB    [ ]FORM 20-F    [ ]FORM 11-K
[ ]FORM 10-Q AND FORM 10-QSB    [ ]FORM N-SAR

FOR PERIOD ENDED:  FOR THE FISCAL YEAR ENDED MARCH 31, 1998
[  ]   TRANSITION REPORT ON FORM 10-K
[  ]   TRANSITION REPORT ON FORM 20-F
[  ]   TRANSITION REPORT ON FORM 11-K
[  ]   TRANSITION REPORT ON FORM 10-Q
[  ]   TRANSITION REPORT ON FORM N-SAR
FOR THE TRANSITION PERIOD ENDED:_____________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Form 10-KSB, Items 9-12


PART I--REGISTRANT INFORMATION


FULL NAME OF REGISTRANT:     ENTERPRISE SOFTWARE, INC.

FORMER NAME OF APPLICABLE:  INDENET, INC.; INDEPENDENT TELEMEDIA GROUP, INC.;
                            INDEPENDENT ENTERTAINMENT GROUP, INC.' PARLE
                            INTERNATIONAL, INC. (names in reverse
                            chronological order)

                        38705 Seven Mile Rd, Suite 435
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          Address of Principal Executive Office (Street and Number)


                              Livonia, MI 48152
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                          City, State and Zip Code


PART II--RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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[X] (b)  The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III--NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Unanticipated difficulties and delays in collecting and formatting data required to respond to Items 9-12.

PART IV--OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

              David D. Joswick, Esq.      (313)          496-7653
              --------------------------------------------------------
                  (Name)                (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          ENTERPRISE SOFTWARE, INC.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date July 29, 1998              By  /s/ Andre A. Blay
     -----------------------        ------------------------------------
                                     Andre A. Blay, Chairman and Chief
                                     Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).